Exhibit 23.1

September 18, 2007

The Board of Directors

Professional Business Bank

199 South Los Robles, Suite 130

Pasadena, CA 91101

Members of the Board:

We hereby consent to the use in this registration statement on Form S-4 of our letter to the Board of Directors of Professional Business Bank included as Appendix B to the proxy statement-prospectus forming a part of this registration statement on Form S-4 and to all references to our firm in such proxy statement-prospectus. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods • 101 California Street • Suite 3700 • San Francisco, CA 94111

Corporate Finance 877.520.8569 • Equity 800.345.3053 • Fixed Income 877.778.5330